Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-281479 and 333-248239) on Form S-3 and the registration statements (Nos. 333-249739 and 333-246385) on Form S-8 of our reports dated February 24, 2025, with respect to the consolidated financial statements of NETSTREIT Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois February 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.